Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-141797) on Form S-8 and the registration statement (No. 333-146800) on Form S-3 of Marchex, Inc. of our reports dated March 10, 2008, with respect to the consolidated balance sheets of Marchex, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Marchex, Inc.

Our report on the Company’s consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006, the beginning of the Company’s fiscal year ended December 31, 2006.

/s/ KPMG LLP

Seattle, Washington

March 10, 2008